Exhibit 99.1

Nortek Announces Pricing of Additional 8.5% Senior Notes due 2021

PROVIDENCE, R.I., October 15, 2012 -- Nortek, Inc. (Nasdaq: NTK) (“Nortek”) announced today that it has priced a private offering of $235.0 million in aggregate principal amount of its 8.5% Senior Notes due 2021 (the “New Notes”) at an issue price of 107.125% of principal amount, plus accrued interest, if any, from October 15, 2012. The New Notes were offered as additional notes under an indenture pursuant to which Nortek previously issued $500.0 million in aggregate principal amount of its 8.5% Senior Notes due 2021. The offer is expected to close on October 18, 2012. Nortek intends to use all of the proceeds of the proposed offering to repay an equal amount of indebtedness outstanding under its term loan facility and to use cash on hand to pay related fees and expenses.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the New Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the completion of the offering and the use of proceeds from the offering. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which it has no control, that could cause actual future activities to be materially different from those set forth in the forward-looking statements. Such statements are based on its current expectations and could be affected by uncertainties, including adverse conditions in the capital markets, changes in federal or state securities laws and “risk factors” described in Nortek's filings with the Securities and Exchange Commission. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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